Exhibit 10.27

SHARE DEAL

agreed by and between

•	Knowles Intermediate Holding Inc., reg.no.FEIN 36-4310897, with its seat of business in Itasca, incorporated, 1151 Maplewood Drive, USA-Itasca, 60143 Illinois, hereinafter referred to as “Seller”

and

•	FM Electronics-Holding GmbH, FN 237489 z FB Salzburg, with its seat of business in 5020 Salzburg, Nonntaler Hauptstraße 44, and

•	WEHA Holding GmbH, FN 39594 b FB Salzburg, with its seat of business in 5020 Salzburg, Nonntaler Hauptstraße 44 both hereinafter referred to as “Buyers”

Seller and Buyer collectively referred to as “Parties”

as follows:

I. SUBJECT MATTER

1.	“RUWIDO Austria Gesellschaft m.b.H.” with its seat of business in A-5202 Neumarkt am Wallersee is registered with a share capital of ATS 500.000,— (in words: Austrian Schillings five hundred thousand) at the corporation register Salzburg under the reg.no FN 50621 v.

2.	The Seller is owner of 100 % of the share capital of this Company.

3.	Subject Matter of this Contract is the assignment of the above mentioned shares of the Company from the Seller to the Buyers.

II. DEFINITIONS

•	Seller:

Seller is the, under the reg.no. FEIN 36-4310897 registered, Knowles Intermediate Holding Inc., with its seat of business in Itasca, incorporated, 1151 Maplewood Drive, USA-Itasca, 60143 Illinois; the Seller declares to be duly authorized to close this Share Deal through its authorized representatives.

•	Buyer: Buyers are the following, at the corporation register Salzburg registered

•	FM Electronics-Holding GmbH, FN 237489 z FB Salzburg, 5020 Salzburg, Nonntaler Hauptstraße 44

•	WEHA Holding GmbH, FN 39594 b FB Salzburg, 5020 Salzburg, Nonntaler Hauptstraße 44.

The Buyers declare to be duly authorized to close this Share Deal through its authorized representatives and that the necessary approvals of the companies bodies exist.

•	The Company

RUWIDO Austria Gesellschaft m.b.H. is registered under the reg.no. FN 50621 v having its seat of business in 5202 Neumarkt am Wallersee. The partnership agreement is dated with 16.4.1969 and has been subject to alterations several times, the last time with resolve of the general meeting of 13.4.1987. This Company has been merged as the overtaking company with RUWIDO Austria Produktions- und Betriebsgesellschaft m.b.H., Neumarkt am Wallersee (HRB 1998). Moreover the Company overtook the assets of the RUWIDO Austria Gesellschaft m.b.H. & Co (FN 26026 z) under the provisions of the contribution agreement of 1.9.2000 in accordance to § 142 HGB.

•	Affiliates The Company is

•	the sole commanditaire of ruwido electronics-Entwicklungs- und Vertriebs- GmbH & Co KG, HRA 69860 AG München, Höhenkirchen, Landkreis München and

•	the sole share holder of ruwido elektronics-Entwicklungs- und Vertriebs-Verwaltungs GmbH, HRB 80261 AG München, whereby this company is the complementary of ruwido electronics-Entwicklungs- und Vertriebs- GmbH & Co KG.

Apart from that the Company does not own shares of other companies and it does not have any affiliated or participating companies.

•	Subject Matter

Subject Matter of this agreement is the share of the Company owned by the Seller which share corresponds to the fully paid in share capital of ATS 500.000,—.

•	Enterprise:

Is the enterprise operated by the Company (production and marketing in the electronic industry).

•	Bookkeeping and Accounting Records:

Are the bookkeeping records of the Company.

•	Approved Balance Sheet

The approved balance sheets of the Companies business years to the 31.12.2000, 31.12.2001 and 31.12.2002.

•	Contract

This share deal including all attached appendices and including all — from the Parties signed — alterations thereto.

•	Fiduciary

Attorney at Law Dr. Wilfried Haslauer, 5020 Salzburg, Nonntaler Hauptstraße 44.

•	Drafter

Attorney at Law Dr. Wilfried Haslauer, 5020 Salzburg, Nonntaler Hauptstraße 44 who was charged with the drafting of this Contract by the Buyers and who intervenes exclusively in their interest

•	Appointed Day The day on which the equitable ownership of the contractual share vests in the Seller, which day is the day of signing this contract.

•	Appendices:

Appendix VII./1:	Annual Financial Statement 2000, 2001 and 2002
Appendix VII./4.5:	Certificate of Registration
Appendix VII./6:	Service Agreement

III. ASSIGNMENT

The Seller herewith assigns to the conditions of this Contract with effect to the Appointed Day

•	to the Buyer FM Electronics-Holding GmbH his share of the Company which share correspond to the fully paid in share capital of ATS 495.000,— (Euro 35.973,05)

•	to the Buyer WEHA Holding GmbH his share of the Company which share correspond to the fully paid in share capital of ATS 5.000,— (Euro 363,36)

and the each Buyer declares the acceptance.

IV. ASSIGNMENT PRICE

1.	Assignment Price

The Parties agree as an total assignment price for the Subject Matter an amount of US $ 100.000,— (in words: US-Dollar one hundred thousand); whereby

•	the Buyer FM Electronics-Holding GmbH has to pay the assignment price of US$99.000,—

•	the Buyer WEHA Holding GmbH has to pay the assignment price of US$1.000,—.

2.	Increase of Assignment Price In the case that FM Electronics-Holding GmbH or a legal successor resells the Subject Matter or sells Ruwido’s business under an asset deal within a period of 24 month after signing of this Agreement, the assignment price to be paid by FM Electronics-Holding GmbH is increased for 50 % of the difference between the agreed assignment price of US$ 100.000,00 (in words US Dollar one hundred thousand) and the surplus amount; this part of the surplus amount has to be paid to the Seller within 4 weeks after Buyers receipt of the surplus amount. In case of default with the payment for more than 3 bank days FM Electronics-Holding GmbH is liable to pay interests of 3 % exceeding the 3 month EURIBOR per year, minimum 8 % per year on the outstanding amount. Additionally FM Electronics-Holding GmbH or a legal successor is obliged to present all documents on the further share or asset deal that take place within the above mentioned 24 month period to the Seller .

3.	Maturity

The Assignment Price has been transferred by the Buyers to and the trust account of the mutually appointed Fiduciary at the Salzburger Landeshypothekenbank AG with the Account Number 124449, BLZ 55000, has received the assignment price one day prior to the mutual signing of the Contract.

4.	Bank Expenses and Interest The bank expenses in connection with the transferral to the trust account have to be born by the Buyers; transferrals from the trust account to the receiver of payments have to be born by the respective receiver. The Seller is entitled to receive the accrued interests on the trust account.

5.	Basis of the assignment price: The assignment price represents the value of the Subject Matter and bases on the declarations and confirmations of the Seller in accordance to this Contract.

V. TRUST PROVISIONS

1.	Trust Order

The Fiduciary is ordered unilaterally irrevocably to process the trust order as follows:

The Fiduciary is entitled and obligated to transfer the trust inclusive the interest thereof after the legally binding signing of this Contract by the Parties and without undue delay to the Sellers bank account at the Bank of America, account name KELLC Special Account, Nr. 86663-01769, SWIFT Code BOFAUS44, ABA# 071000039.

2.	Trust Revision

Due to the fact that the Fiduciary is member of Trust Revision of the Salzburger Rechtsanwaltskammer (Salzburg Chamber of Attorneys; Salzburg Bar) and the respective insurance coverage, the Parties absolve the Fiduciary from his confidentiality obligation towards the revisers of the Salzburger Rechtsanwaltskammer.

3.	Costs The accruing costs in connection with the processing of the trust are born by the Seller.

VI. TRANSFER OF TITLE AND APPOINTED DAY

1.	Transfer of Title:

The title in the assignment price is transferred to the Seller with receipt of the assignment price (trust) at the trust account of the Fiduciary; with Fiduciaries receipt of the trust at the trust account the Buyers debts are settled.

Correspondingly the title in the Companies share is transferred to the Buyers with the transferral of the above mentioned trust to the Fiduciaries trust account and the mutual signing of this Contract in notarized form.

The described transfer of title is also relevant for the transfer of profit and advantages, encumbrances, risks and dangers, as far as not agreed otherwise in this Contract.

2.	Appointed Day

Appointed Day for the transfer of equitable ownership in the Subject Matter is the day of signing this contract.

VII. REPRESENTATION AND WARRANTIES

1.	Underlying Basis of the Contract

The Buyers acquires the Subject Matter on the basis of

•	the Sellers confirmations in this Contract,

•	the knowledge of the Buyer FM Electronics-Holding GmbH in person of his managing director Ferdinand Maier, born 26.6.1960, who is on his part autonomous managing director of the Company since 1993 04 29,

•	the annual financial statements of the years 2000, 2001 and 2002 (Appendix VII./1)

•	on basis of the Sellers herewith given legally binding commitment, that he will not advance or raise his claim against the Company which claim is to the 31.5.2003 US$ 1.349.867,42 (in its accounts indicated as debts due to affiliated companies) and that the Seller will abandon this claim. It is agreed that the payments effected by the Company in 2003 against this company loan ( 27.03.2003 US$ 1,000.000,—; 15.04.2003 US$ 200.000,—) are already taken into account in regard to before mentioned net claim. The Company and Buyers are not entitled to reclaim these payments.

•	Except the above declarations the Seller also declares that the available reserves and the profit with respect to the business report to the 31.12.2002 and to the available reserves and the profit to the 29.7.2003, were not and will not be drawn from the Company and will not be distributed to the Seller but will remain in the Company and will be attributed to the new shareholders.

2.	Due Diligence:

Due to the knowledge of the Buyer, FM Electronics-Holding GmbH, in person of his managing director Ferdinand Maier, born on 26.6.1960, who is on his part managing director of the Company and who leads the enterprise, the Buyers declare to waive an extensive financial and legal Due Diligence.

This waiver is under the condition that the other managing directors of the Company, John J. Zei, born on 17.8.1944, Steven D. Petersen, born on 11.8.1958 and James H. Moyle , born on 1.8.1952, who are assignable to the Seller, have not and will not act as representatives of the Company until the date of signing this Contract and thereafter.

Moreover the Seller gives the declarations according to this section VII. 2. of this Contract and represents, and warrants, guarantees and is liable that this declaration is true and accurate.

3.	Title in the Subject Matter: The Seller is the sole and unrestricted owner of title in the Subject Matter. The Subject Matter will be transferred free from encumbrances or rights of third parties (particularly liens or equitable mortgages). Compulsory voting or profit surrendering agreements do not exist. The Seller is in no other way restricted in assigning the Subject Matter. Moreover third parties do not have any rights to maintain the Subject Matter beforehand (preemtive- or pick up rights, options).

4.	Rights resulting out of the Subject Matter:

4.1	The Companies share capital is fully paid in. Obligations in connection with the Subject Matter for additional payments or the acceptance of increases of the share capital do not exist. Neither in a open nor in a covered form share capital has been paid back. Moreover neither available reserves nor profit, as declared in the balance sheet to the 31.12.2002, has been paid to the Seller.
4.2	The rights, existing on the one hand by law and on the other hand by the partnership agreement of 13.4.1987, connected with the Subject Matter, particularly the voting right, the profit distribution right as well as the right of pro rata take over of capital gains, vest in the Buyers together with the Subject Matter and the sole and unrestricted right to dispose with the Subject Matter. Payments on account of future profits are not made to the Seller. The Buyers are familiar with the partnership agreement as amended on 13.4.1987.
4.3	Since the resolve of the general meeting of 13.4.1987 wherein the partnership agreement of the Company has been changed, no resolves of the general meeting where made that influence the rights and duties in connection with the Subject Matter.
4.4	Connected with the Subject Matter is a share of 100%. Besides the capital that is declared as the share capital in the amount of ATS 500.000,— and possible available and bound reserves, which are declared in the balance sheet, the Company does not own economic capital (equity). Particularly the Company did not grant any participating bonds or certificates and no other rights which could give third parties the rights to take over shares of the Company; secret partnerships have not been entered neither actively nor passively. The Companies outside capital grants the relevant creditors the exclusive right of interests and back payment independently from the Companies profit.
4.5	To the date of signing the Contract the entries in the actual copy of the corporation register (Appendix VII./4.5) are accurate and complete. The assignment of the Subject Matter is not subject to a third parties accordance proviso.
4.6	The Sellers representatives declare to be duly authorized to sign this Contract and they do not act under certain accordance provisions of their companies bodies.

5.	Managing Directors:

With the effectivity of this Contract the managing directors John J. Zei, Steven D. Petersen and James H. Moyle are recalled as managing directors; they do not have any claims against the Company in respect of current salaries or other claims resulting out of the termination of their function as managing directors, they did not close any employment agreements with the Company. Additional (oral/written) agreements between the Company and the managing directors do not exist which could financially encumber the Company.

The Buyers are aware of the claims of the managing director Ferdinand Maier, born on 26.6.1960.

The Seller again declares, that the before mentioned managing directors, John J. Zei, Steven D. Petersen and James H. Moyle, did not enter any undertakings that would confront the Company with claims that are unknown by the Buyers.

6.	Organisation and IT-Infrastructure

Seller will

•	take care that the Company has the right to use the Oracle license and/or will provide the necessary services equal to this until 31.12.2005 free of charge

•	grant the Buyers the right to use the server and Seller’s IT-Infrastructure which is established at the seat of Sellers business until this date without additional license payments and cost under the terms and conditions set forth in the Service Agreement (Appendix VII./6).

For the period after the 31.12.2005 the Company will take care about a separate IT-Solution.

7.	Distribution of Profit

The commercial result of the Company for the business year 2002 has been carried forward to new account according to the resolve of the Company from 24.6.2003, wherein the annual financial statement has been fixed also; therefrom aberrant resolves have not been made.

8.	Employees:

The Buyers are aware of the employees of the Company and their contractual claims. The Seller will take over the employees Ralf ALBERT and Bert ZINSERLING as their direct employees by 30.9.2003 inclusive their open claims resulting from their employment to the Company and also resulting from the termination of this employment. If those employees have not been taken over in a direct employment by the Seller by 30.9.2003, the Buyers will order the managing director of the Company to cancel the employment agreements. Seller will bear all the costs resulting from salary claims and claims resulting out of the cancellation of the employment agreements of Ralf ALBERT and Bert ZINSERLING accruing after the appointed day and the Seller will hold the Company insofar harmless.

9.	Debts towards Banks

The Buyer FM Electronics-Holding GmbH will take care that the banks do not claim the Seller in respect of debts of the Company. Buyers will indemnify Seller against such claims. The Seller states that he did not give any offers or declarations of liability and that he did not enter or give any offers of joint liabilities, and did not issue any comfort letters or offers therefore.

VIII. LEGAL CONSEQUENCE

1.	If Sellers confirmations and declarations are not in correspondence with the real facts, the Seller is obligated to undertake such actions that the Buyers are deemed in the situation as if the respective declarations would correspond to the real facts. The Sellers do not warrant beyond. To establish the agreed status the Buyers are — under consideration of the limitation of liability set forth in clause VIII./2. — entitled to claim from the Seller the respective action in favour of the Company or the Buyers;

2.	Buyers claims towards the Seller with respect to representations and warranties and the Service Agreement (VII./6.) are limited in the aggregate to the amount of the assignment price (US$ 100.000).

3.	Claims have to be asserted within 18 month from the 31.12.2002, no matter which claim it is (warranty or liability). In case of payment obligations of taxes, customers, levies, excise duties and compulsory contributions, which payments originate from tax audits in respect of periods prior to the date of signing this Contract, the Seller will bear the accrued costs and the claim may be asserted within 18 month in the final ruling of the respective procedure.

Buyers have to inform Seller of such tax audits. Seller is entitled to represent himself in such a tax audit and to defend the alleged claims with assistance of his tax or legal advisors, for whom he bears the costs.

IX. MISCELLANEOUS

1.	Expenses

The Seller will bear and pay back to the Buyers the reasonable costs in connection with the authorization, drafting and execution of this Contract and the therein contained business independent of the signing of the Contract, inclusive all duties taxes and reasonable expenses for legal and economic advice (lawyers, accountants, banks, investment banks, bookkeeper) and other representatives and advisers

2.	Capital Transfer Tax

Accruing capital transfer tax in connection with this Contract has to be born by the Buyers; accruing income tax in connection with this Contract has to be born by the Seller;

3.	Severability

The provisions of this Contract are severable, and the unenforceability of any provision of this Contract shall not affect the enforceability of the remainder of this Contract. The parties acknowledge that it is their intention that if any provision of this Contract is determined by a court to be unenforceable as drafted, that provision should be construed in a manner designed to effectuate the purpose of that provision to the greatest extent possible under applicable law.

4.	Language of the Contract

The Contract is established and signed in German and English language. If deviations or misinterpretations between the to languages occur the German version of the Contract prevails.

5.	Written Form

Changes and alterations to this Contract have to done in written form. Oral agreements do not exist.

6.	Affirmations

The Parties declare to each other that they will undertake all necessary actions and provide all necessary documents that are essential and necessary for the execution of this Contract.

Parties waive their right for avoidance of this contract if the received value is less than half the value of the transferred good.

7.	Joint Liability

The Buyers do not have a joint liability against each other according to claims from the Seller in connection with this Contract.

8.	Law

The Contract shall be subject to and construed and interpreted in accordance with Austrian Law. The Parties declare, that the provisions of the HGB regarding the mercantile business apply to this Contract. The Buyers do not have the obligation to give immediate notice of defect. The UN treaty for the international sale of goods does not apply to this Contract.

9.	Place of Jurisdiction

Disputes — also with respect to the validity of the Contract — and claims arising out of this Contract shall be subject to the exclusive jurisdiction of an arbitration tribunal that has to be established in accordance with the provisions of the Schiedsordnung der Salzburger Rechtsanwltskammer (arbitration procedure of the Salzburg Chamber of Attorneys; Salzburg Bar).

The Parties agree that a judgment based on an arbitral award may be entered and enforced by any court of competent jurisdiction.

As witness thereof:

The Seller:	The Buyers:

Salzburg, July 29th 2003	Salzburg, July 29th 2003

Knowles Intermediate Holding Inc	FM Electronics-Holding GmbH (in foundation)

Salzburg, July 29th 2003

WEHA Holding GmbH